Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the fourth post-effective amendment to our registration statement on Form F-3 of TOP Financial Group Limited and its subsidiaries (collectively, the “Company”) of our report dated July 30, 2024 with respect to the consolidated balance sheets of the Company as of March 31, 2024 and 2023 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended March 31, 2024, 2023, and 2022. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

April 29, 2025